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                                                                  EXHIBIT (a)(4)

1.       What is the Stock Option Exchange Program?

         Our Stock Option Exchange Program (the "Offer") is a voluntary program permitting eligible employees to cancel certain underwater stock options (the "Eligible Options") and exchange them for new options covering the same number of shares (the "New Options"). For accounting reasons, we cannot grant New Options for at least six months and one day after we cancel the Eligible Options, so the New Options will be granted June 5, 2002 or a later date if we extend the Offer, and will have an exercise price that will be determined on the grant date of these New Options (the "New Option Grant Date").

         Your participation in this Offer is voluntary. You can either keep your current Eligible Options at their current exercise price with their existing vesting schedules or you can cancel Eligible Options in exchange for the same number of New Options. The New Options will have an adjusted vesting schedule as described in Item 13 below.

2.       Why are we offering the Stock Option Exchange Program?

         We are making this Offer to our employees because of the decline in the price of our common stock over the previous year. We recognize that the exercise prices of the majority of outstanding options to purchase our common stock are higher than the current market price of our common stock, which has reduced the potential value of these options to you. By making this Offer, we intend to provide our employees with the benefit of holding options that over time may have a greater potential to increase in value, and thereby create better incentives for our employees to remain with us and contribute to the success of Extreme.

3.       What is an underwater stock option?

         An "underwater" stock option is an option with an exercise price that is higher than the current common stock price as reported, in the case of our common stock, on Nasdaq.

4.       What options may I exchange as part of the Offer?

         We are offering to exchange all stock options with an exercise price of $10.00 or more that are currently outstanding under the 1996 Amended Stock Option Plan ("1996 Plan"); the 2000 Nonstatutory Stock Option Plan ("2000 Plan"); and the 2001 Nonstatutory Stock Option Plan ("2001 Plan").

5.       Are there conditions to the Offer?

         The Offer is subject to conditions described in the Tender Offer documentation that we filed with the SEC, including the right of Extreme to cancel the Offer if there is a significant change in events that would make doing the Offer inadvisable. However, the Offer is not contingent upon a minimum number of employees accepting the Offer or a minimum number of Eligible Options being exchanged.

6. Are there any eligibility requirements I must satisfy in order to receive the New Options?

         You must be an employee of Extreme (or its subsidiaries) through the end of the Offer period on December 3, 2001 (the "Expiration Date"), and you must remain continuously employed at Extreme through the New Option Grant Date. If you are not an employee on the Expiration Date, you will not be eligible to exchange any Eligible Options and any election you may have made will become invalid. In addition, if your employment with Extreme is terminated for any reason, including as a result of a reduction in force, you will fall in this category.

         If your Eligible Options were cancelled under this Offer, but you do not remain an employee of Extreme through the New Option Grant Date, you will not be granted New Options and your cancelled options (including the vested portion) will not be reinstated.

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7.       How does the Offer work?

         On or before the Expiration Date, you may decide to exchange any one or all of your Eligible Option grants for New Options, which will be granted on the New Option Grant Date. If you accept this Offer and tender an Eligible Option grant for exchange, your Eligible Option grant will be cancelled the first business day following the Expiration Date, or December 4, 2001 (the "Cancellation Date"). The New Options will be granted on a date that is at least six months and one day after the Cancellation Date, or June 5, 2002 (unless Extreme extends the Offer Period).

         If you accept this Offer and tender an Eligible Option grant for exchange, then you must exchange all of those options that were granted within the period that is six months prior to the Cancellation Date. In other words, if you participate in the offer, you must exchange all those options that were granted since June 4, 2001.

         Your New Option will represent the same number of shares as the total of each Eligible Option grant that you exchanged. The number of shares represented under New Option grants will be adjusted for any stock split, stock dividend, re-capitalization or similar transaction that may occur between the Expiration Date and the New Option Grant Date.

8. What if my Eligible Options are not currently vested? Can I exchange them?

         Yes. Your Eligible Options do not need to be vested in order for you to participate in the Offer.

9. If I elect to exchange my Eligible Options, do I have to exchange all of my Eligible Option grants or can I just exchange some of them?

         If you have more than one Eligible Option grant, then you may exchange any or all such Eligible Option grants, however, in all cases you must exchange all unexercised shares under a particular Eligible Option grant. In addition, if you exchange any of your Eligible Option grants, you must exchange all of your options granted six months before the Cancellation Date (on or after June 3, 2001).

10. Can I exchange the remaining portion of an Eligible Option grant that I have partially exercised?

         Yes. However, only unexercised shares covered by an Eligible Option grant may be exchanged if you elect to exchange a partially exercised Eligible Option grant.

11.      When will I receive my New Options?

         You will receive your New Options on the New Option Grant Date, which will be June 5, 2002, or a later date if we extend the Offer.

12. Why won't I receive my New Options immediately after the Expiration Date of the Offer?

         In order to avoid negative accounting consequences that can result from stock option exchanges, we cannot grant New Options for at least six months and one day after the Cancellation Date. The Cancellation Date will be December 4, 2001, or a later date if we extend the Offer, so New Options are scheduled to be granted June 5, 2002.

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13.      How will my New Options vest?

         The New Options for all Eligible Options exchanged will have a vesting schedule that is based on the grant date of the Eligible Option exchanged, as follows:

         . If the Eligible Option exchanged for the New Option has a grant date in 1999, the New Option will be 25% vested as of the New Option Grant Date and the remaining 75% vests monthly over 24 months.

         . If the Eligible Option exchanged for the New Option has a grant date between January 1, 2000 and June 30, 2000, the New Option will be 25% vested as of the New Option Grant Date and the remaining 75% vests monthly over 28 months.

         . If the Eligible Option exchanged for the New Option has a grant date between July 1, 2000 and December 31, 2000, the New Option will be 25% vested as of the New Option Grant Date and the remaining 75% vests monthly over 32 months.

         . If the Eligible Option exchanged for the New Option has a grant date in 2001, the New Option will be 25% vested as of the New Option Grant Date and the remaining 75% vests monthly over 36 months.

14.      What is the exercise price for the New Options?

         The exercise price of your New Options will be the fair market value of our common stock on the New Option Grant Date, which is expected to be June 5, 2002, or a later date if we extend the Offer, that will be the closing price of our common stock as reported on Nasdaq on that date. WE CANNOT GUARANTEE THAT THE NEW OPTIONS WILL HAVE A LOWER EXERCISE PRICE THAN THE ELIGIBLE OPTIONS YOU EXCHANGED.

15.      How long is the option term of the New Options?

         All New Options will have our standard option term of ten years from the New Option Grant Date.

16. If I exchange my Eligible Options, how many shares will I receive under my New Options?

         This is a share-for-share Offer, so for each share covered by the Eligible Options you exchange, you will receive one share under the New Options. However, the number of shares covered by your New Options will be adjusted for any stock split, stock dividend, re-capitalization or similar transaction that may occur between the Expiration Date and the New Option Grant Date.

17.      Will my participation affect my receipt of any other option?

         Yes. If you participate in the Offer then you will not be able to receive any additional option grants during the period prior to the New Option Grant Date. If you receive a promotion prior to the New Option Grant Date and you elected to exchange any Eligible Options under this Offer, the promotional option will be deferred until the New Option Grant Date.

18.      How long will this Offer remain open?

         Presently, the Offer is scheduled to remain open until 12:00 midnight on the Expiration Date, which is expected to December 3, 2001, or a later date if we extend Offer. We have no plans to extend the Offer. However, if we do extend the Offer, you will be notified of the extension.


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19.      If the Offer is extended, how does the extension impact the date on which my New Options will be granted?

         If we extend the Offer, the New Option Grant Date will be extended to a day that is at least six months and one day after the extended Cancellation Date.

20. Will my New Options be incentive stock options or nonstatutory stock options?

         All New Options will be nonstatutory stock options.

21.      Will I need to pay taxes if I exchange my options in the Offer?

         - For US employees:

         If you exchange any Eligible Options in the Offer, you will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange or upon our acceptance and cancellation of the options. In addition, the grant of the New Options is not a taxable event under current U.S. law, and you will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of grant.

         - For non-US employees:

         All option holders, including those subject to taxation in a country other than the US, whether by reason of nationality, residence or otherwise, should consult with their own personal tax advisors as to the tax consequences of their participation in the Offer. Tax consequences may vary depending on the tax law of each country and each individual participant's circumstances. See the Tender Offer documents filed with the SEC for more information.

22.      What do I need to do to exchange my Eligible Options?

         If you wish to tender your options for exchange, you must complete the online election form found on Extreme Networks' internal website created for this Offer (https://exchange.extremenetworks.com) before 12:00 midnight, Pacific Time, on December 3, 2001, unless the Offer is extended.

23.      What is the deadline to elect to participate in the Offer?

         You must submit your elections by 12:00 midnight, Pacific Time, on the Expiration Date, which is December 3, 2001, or a later date if we extend the Offer.

24.      Can I change my election? How often?

         Yes. You can change your election as many times as you like by revising and resubmitting your elections on Extreme Networks' internal website created for this Offer (https://exchange.extremenetworks.com) prior to the Expiration Date. However, the last election that you submit prior to the deadline will be permanent.

25.      What will happen if I don't turn in my form by the deadline?

         If you miss this deadline, you cannot participate in the Offer. THERE CAN BE NO EXCEPTIONS TO THIS DEADLINE.

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26.      What if I don't accept this Offer?

         This Offer is completely voluntary. You do not have to participate, and there are no penalties for the electing not to participate in this Offer. If you elect not to participate in the Offer, none of your options will be exchanged or cancelled.

27.      What do I do if I have additional questions about this Offer?

         If you have questions about the Offer, you should contact Bill Barthell in the Legal Department by email (bbarthell@extremenetworks.com) or telphone:
                                  -----------------------------
408-579-2613.

28.      What do I do if I have questions about my options?

         If you have questions about your options, you should contact Anna Baca in Stock Administration by email (abaca@extremenetworks.com) or telephone:
                                  -------------------------
408-579-2617.